Exhibit 16

August 18, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Corio, Inc. and subsidiary (Corio, Inc.) and, under the date of January 26, 2004, we reported on the consolidated financial statements of Corio, Inc. as of and for the years ended December 31, 2003 and 2002. As stated previously in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2004, we notified Corio, Inc. on July 28, 2004, that the client-auditor relationship between Corio, Inc. and KPMG LLP would cease upon completion of the review of Corio, Inc.’s consolidated financial statements as of and for the three-month and six-month periods ended June 30, 2004. On August 13, 2004, Corio filed its Form 10-Q for the three-month and six-month periods ended June 30, 2004, and the client-auditor relationship between Corio, Inc. and KPMG LLP ceased. We have read Corio, Inc.’s statements included under Item 4 of its Form 8-K dated August 13, 2004, and we agree with such statements, except we are not in a position to agree or disagree with the statements made in the second paragraph, or the fourth and fifth sentences in the fifth paragraph under Item 4

Very truly yours,

/s/ KPMG LLP